Exhibit 3(i)

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                             JOHN WILEY & SONS, INC.

               Under Section 805 of the Business Corporation Law

                         ------------------------------


                  It is hereby certified that:

                  FIRST: The original name of the corporation is JOHN WILEY AND SONS. The current name of the corporation is JOHN WILEY & SONS, INC.

                  SECOND: The Certificate of Incorporation of the corporation was filed by the Department of State on January 15, 1904.

                  THIRD: The Amendment of the Certificate of Incorporation of the corporation effected by this Certificate of Amendment is as follows: To increase the aggregate number of shares of capital stock which the corporation shall have authority to issue from One Hundred Twenty-eight Million (128,000,000) to Two Hundred Fifty-four Million (254,000,000) by authorizing an additional Ninety Million (90,000,000) shares of Class A Common Stock with a par value of One Dollar ($1.00) per share, and an additional Thirty-six Million (36,000,000) shares of Class B Common Stock with a par value of One Dollar ($1.00) per share.

                  FOURTH: To accomplish the foregoing amendment, Article THIRD of the Certificate of Incorporation, relating to the number of shares of all classes of capital stock which the corporation shall have authority to issue, is hereby amended to read as follows: The total number of shares of all classes of capital stock which the corporation shall have authority to issue is Two Hundred Fifty-four Million (254,000,000) shares, consisting of Two Million (2,000,000) shares of Preferred Stock with a par value of One Dollar ($1.00) per share, One Hundred Eighty Million (180,000,000) shares of Class A Common Stock with a par value of One Dollar ($1.00) per share, and Seventy-two Million (72,000,000) shares of Class B Common Stock with a par value of One Dollar ($1.00) per share.


                  FIFTH: The foregoing Amendment of the Certificate of Incorporation of the corporation was authorized by a vote of the Board of Directors at a meeting held on June 24, 1999, followed by the vote of the holders of at least a majority of all of the outstanding shares of the corporation entitled to vote on the said Amendment of the Certificate of Incorporation at a meeting of the shareholders held on September 16, 1999.

                  IN WITNESS WHEREOF, we have subscribed this document on the date set forth below, and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.


September 20, 1999

                                                 ----------------------------
                                                 Robert D. Wilder
                                                 Executive Vice President and
                                                 Chief Financial Officer


                                                 ----------------------------
                                                 Josephine Bacchi
                                                 Corporate Secretary

STATE OF NEW YORK )
COUNTY OF NEW YORK) ss:


                  Robert D. Wilder, being duly sworn, deposes and says that he is the Executive Vice President of JOHN WILEY & SONS, INC.; that he signed said Certificate in the corporate name; that he has read the said Certificate and knows the contents thereof; and that the statements contained are true to his knowledge.


                                                 ------------------------------
                                                 Josephine Bacchi
                                                 Corporate Secretary


Subscribed and sworn to before
me on September 20, 1999.


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Notary Public